HSBC USA INC. Best-of Performance Notes Linked to the S&P 500® Index
Filed Pursuant to Rule 433
Registration No. 333-158385
May 29, 2009
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009
Prospectus Supplement dated April 9, 2009,
and Product Supplement April 9, 2009)

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

INDICATIVE TERMS
Issuer	HSBC USA Inc.
Issue	5 Year Best-of Performance Notes
Issuer Rating	AA- (S&P), A1 (Moody’s)[1]
Trade Date	June 23, 2009
Settlement Date	June 26, 2009
Maturity Date	June 26, 2014
Issue Price	$1,000 per Note (100.00%)
Index	S&P 500® Index (the “reference asset”)
Trigger Event	A trigger event occurs if, at any time during the observation period, the official closing level of the index is less than the barrier level.
Final Settlement Value
If a trigger event has not occurred, you will receive your principal amount plus the greater of
a) The  reference return  multiplied by the principal amount; and
b) The contingent minimum return multiplied by the principal amount.

If a trigger event has occurred, and
a) the final level is greater than the initial level, you will receive your principal amount plus the reference return multiplied by the principal amount;
b) the final level is less than the initial level but greater than or equal to 90% of the initial level, you will receive the principal amount; and
c) the final level is less than 90% of the initial level, your principal amount will be reduced by 1% for every 1% the final level is below 90% of the initial level.  For example, if the final level is 80% of the initial level (a 20% decline in the index), you will receive 90% of your principal amount.

Contingent Minimum Return	25.00%
Barrier Level	[50.00-55.00]% of the initial level
Buffer Amount	10%
Reference Return
CUSIP	4042K0XH3

1.           A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The notes themselves have not been independently rated.  Each rating should be evaluated independently of any other rating.

Notes Description

This notes provide the investor with the greater-of the uncapped upside performance of the S&P 500® Index or a return of 25% on the principal amount at maturity, as long as the closing level of the index never declines below the barrier level over the term of the notes.  If the barrier level is breached, the investor will lose 1.00% of the original principal amount for each percentage point that the reference return is below -10.00%.

This investment is applicable for investors who are long term bullish, seek a conditional minimum return, and have the view that the closing level of the S&P 500® Index will not decline below the barrier level during the term of the notes.

Highlights

•	The potential for 100% upside participation in the reference asset uncapped or a return of 25% on the principal amount at maturity.

•	The investor receives full capital protection at maturity as long as the reference asset does not decline below the barrier level during the term of the notes.

Hypothetical Payoff Scenarios
(assumes $1,000 initial investment)

Reference Return of the underlying at maturity	Final Settlement Value if Trigger Event Occurs (10% buffer on losses)	Final Settlement Value if no Trigger Event Occurs (subject to 25% minimum return)
-20%	$900	$1,250
-10%	$1,000	$1,250
0%	$1,000	$1,250
10%	$1,100	$1,250
20%	$1,200	$1,250
30%	$1,300	$1,300
40%	$1,400	$1,400
50%	$1,500	$1,500

INDEX DESCRIPTION AND HISTORICAL PERFORMANCE

10 Year Historical Month-End Performance of the Reference Asset

Past performance is not a prediction or guarantee of future results.

Source: Bloomberg Professional® service.

The S&P 500® Index is a capitalization-weighted index of 500 stocks.  The index is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

Source: Bloomberg Professional® service.

INVESTOR SUITABILITY

The notes may be suitable for you if:

•  You believe the level of the reference asset will (i) increase or (ii) decrease only moderately—meaning that you believe the level of the reference asset will not decline below the barrier level at any time during the observation period.

•  You are willing to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis for each percentage point that the reference return is below -10.00% in the event that a trigger event occurs.

•  You are willing to forego dividends paid on the stocks included in the reference asset.

•  You do not seek current income from this investment.

•  You do not seek an investment for which there is an active secondary market.

•  You are willing to hold the notes to maturity.

The notes may not be suitable for you if:

•  You believe the level of the reference asset will decline below the barrier level at any time during the observation period.

•  You are unwilling to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis for each percentage point that the reference return is below -10.00% in the event that a trigger event occurs.

•  You seek an investment that is 100% principal protected.

•  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

•  You prefer to receive the dividends paid on any stocks included in the reference asset.

•  You seek current income from this investment.

•  You seek an investment for which there will be an active secondary market.

•  You are unable or unwilling to hold the notes to maturity.

CERTAIN RISKS AND CONSIDERATIONS

Purchasing the notes involves a number of risks.  It is suggested that prospective investors reach a purchase decision only after careful consideration with their financial, legal, accounting, tax and other advisors regarding the suitability of the notes in light of their particular circumstances.  See “Risk Factors” in the accompanying Free Writing Prospectus and Prospectus Supplement for a discussion of risks, which include:

•	The notes are not fully principal protected and you may lose up to 90% of your initial investment.
•	There may not be an active secondary trading market in the notes and notes should be viewed as long term instruments.
•	Return on the notes is linked to the performance of an equity index and may be positive or negative.
•
Return on the notes does not necessarily reflect the full performance of the reference asset and movements in the level of the reference asset may affect whether or not you receive your full principal at maturity.

•	Your yield may be less than that of a standard debt security of comparable maturity.
•	You will not receive any periodic interest payments on the notes.
•	An investment in the notes is subject to risks associated with the U.S. securities market.
•	There may be little or no secondary market for the notes—the notes will not be listed or displayed on any securities exchange or quotation system.
•	The notes are subject to significant risks not associated with conventional fixed rate or floating rate debt securities.
•	These notes are not bank deposits and are not insured by the FDIC or any other U.S. federal or state government agency.

This Free Writing Prospectus relates to one note offering linked to the reference asset identified on the cover page.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the note offering relates only to the reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the Prospectus dated April 2, 2009, the Prospectus Supplement dated April 9, 2009, the Product Supplement dated April 9, 2009 and the Free Writing Prospectus dated May 29, 2009.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page S-3 of the Prospectus Supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a Prospectus) and a second Free Writing Prospectus with the Securities and Exchange Commission for the offering to which this Free Writing Prospectus relates. Before you invest, you should read the Prospectus, the Prospectus Supplement, the Product Supplement and the other Free Writing Prospectus for more complete information about the issuer and this offering. You may get these items for free by visiting EDGAR on the SEC website at www.sec.gov Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus, Prospectus Supplement, Product Supplement or Free Writing Prospectus if you request it by calling toll free, 1-888-800-4722.
You may also obtain:

•	the Product Supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm
•	the Prospectus Supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
•	the Prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/0001047469-09-003736-index.htm
•	the Free Writing Prospectus at www.sec.gov/Archives/edgar/data/83246/000114420409030012/v151151_fwp.htm

We are using this Free Writing Prospectus to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.